EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Reports First Quarter 2016 Financial Results and Business Update

•	Twenty Year Power Purchase Agreement announced with Pfizer Inc.

•	Continuing to advance 63 megawatt Beacon Falls Energy Park development

•	Backlog increased $22.5 million sequentially - third quarterly sequential increase

DANBURY, CT - March 9, 2016 -- FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in the design, manufacture, operation and service of ultra-clean, efficient and reliable fuel cell power plants, today reported financial results for its first quarter ended January 31, 2016 and key business highlights.

Financial Results
FuelCell Energy (the Company) reported total revenues for the first quarter of 2016 of $33.5 million compared to $41.7 million for the comparable prior year period. Revenue components include:

•	Product sales of $25.1 million for the current period compared to $33.4 million for the comparable prior year period

•	Service agreements and license revenues of $6.3 million for the current period compared to $3.9 million for the comparable prior year period

•	Advanced Technologies contract revenues of $2.1 million for the current period compared to $4.4 million for the comparable prior year period

During the first quarter of 2016, the University of California Irvine Medical Center (UCI) project began commercial operation and financing for this project was closed with PNC Energy Capital (PNC). The transaction has been structured as a sale-leaseback. The Company has determined that the power plant, according to U.S. GAAP, is “integral equipment.” This results in the transaction being accounted for as a financing transaction, which requires the Company to continue to report project assets and to record a financing obligation for the proceeds received from PNC. The Company will recognize electricity sales over the term of the underlying 19 year power purchase agreement (PPA) in Service revenue of approximately $0.2 million per quarter. Additionally, $1.6 million of grant awards received in relation to the project will be recognized over time, with $1.1 million recorded as reduction to project assets and $0.5 million as deferred revenue. Selective project ownership, such as the UCI project, results in higher expected margins over the life of the project with recurring quarterly revenue and margin recognized over time rather than in one lump sum, as would be the case if the project was sold to a project investor.

First quarter 2016 Service revenue increased year-over-year due to revenue recognized from module replacements during the current period. Advanced Technologies quarterly revenue and margin were lower year-over-year pending commencement of new projects in backlog.

A gross loss of ($0.2) million was incurred in the first quarter of 2016, compared to gross profit of $4.0 million generated in the first quarter of 2015. The first quarter 2016 gross loss reflected sales mix and timing of electricity revenue as well as timing of Service costs. Revenue mix in the first quarter of 2016 included electricity sales and Asian sales compared to the sale of complete power plants in the prior year period that generated higher revenue and gross profit. The lower margin in first quarter of 2016 compared

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to the prior year reflects higher module replacement and other service related costs as well as the mix of Advanced Technology activity.

Operating expenses for the current period totaled $11.4 million compared to $9.1 million for the prior year period, reflecting increased research and development activity related to product enhancements and new near-term product introductions.

Net loss attributable to common shareholders for the first quarter of 2016 totaled $12.5 million, or $0.48 per basic and diluted share, compared to $4.9 million or $0.20 per basic and diluted share for the first quarter of 2015.

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) in the first quarter of 2016 totaled ($10.3) million. Refer to the discussion of Non-GAAP financial measures below regarding the Company’s calculation of Adjusted EBITDA. Capital spending was $1.3 million and depreciation expense was $1.2 million.

Revenue Backlog
Total backlog was $403.9 million as of January 31, 2016 compared to $337.0 million as of January 31, 2015 and $381.4 million as of October 31, 2015.

•
Services backlog totaled $303.2 million as of January 31, 2016 compared to $207.5 million as of January 31, 2015. Services backlog includes future revenue from routine maintenance, scheduled module exchanges and revenue from power purchase agreements that the Company retains on-balance sheet.

•
Product sales backlog totaled $65.7 million as of January 31, 2016 compared to $109.0 million as of January 31, 2015. Product sales backlog does not include the 63 megawatt Beacon Falls project which is under development.

•	Advanced Technologies contracts backlog totaled $35.0 million as of January 31, 2016 compared to $20.5 million as of January 31, 2015.

Cash, restricted cash and financing availability
Cash, restricted cash and financing availability totaled $174.1 million as of January 31, 2016, including:

•	$76.9 million of cash and cash equivalents, and $37.3 million of restricted cash

•	$38.7 million of borrowing availability under the NRG Energy revolving project financing facility

•	$21.2 million of un-used availability under the PNC Energy Capital tax equity project finance commitment

Business Highlights

•
Pfizer, Inc. entered into a twenty year power purchase agreement (PPA) for a 5.6 megawatt fuel cell project to power their campus and generate steam for their processes. This PPA structure enables Pfizer to enhance energy security with on-site power and advance their sustainability goals, while avoiding a direct capital investment in power generation equipment.

•
The UC-Irvine Medical Center installation began commercial operations and financing for this project was closed with PNC Energy Capital during the first quarter of 2016, generating approximately $9 million in proceeds which has been classified as a finance obligation. Electricity revenue is being recognized monthly for the term of the PPA. The project is recorded as Long term project assets on the consolidated balance sheets.

•
The Company continues to make significant progress in developing multi-megawatt fuel cell parks which can lead to near-term revenue. The 63 megawatt Beacon Falls Energy Park project received approval from the Connecticut Siting Council, and the developer

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concluded a tax stabilization agreement with the local municipality, and bid the project into the Tri-state RFP. Bid awards could be announced as soon as late spring, according to the RFP. Separately, the Company recently received municipal approval for the potential development of a multi-megawatt project in Bristol, Connecticut.

•	Approximately 16 megawatts of installations are currently in process, leading to future service revenue as installations become operational. Select highlights include:

◦
The 5.6 megawatt Pfizer project is expected to be completed in the second half of fiscal 2016. The project is being constructed on balance sheet and once operational, may be sold to an investor likely generating all of the project revenue in the quarter of the sale.

◦
It is anticipated that two projects undergoing installation and totaling 2.8 megawatts, may be retained by the Company and funded under the PNC project finance facility during 2016, generating long term electricity revenue.

◦	First-ever megawatt scale module was delivered to the European market for the utility-owned installation with EON Connecting Energies.

“We are progressing with a number of large projects that have the potential to be transformative, including utility-scale projects under development, larger-scale on-site combined heat and power applications, and pursuing adjacent markets such as carbon capture with utilities and distributed hydrogen for transportation infrastructure,” said Chip Bottone, President and Chief Executive Officer, FuelCell Energy, Inc. “Our common technology platform, project development and financing models enable us to pursue broad range of applications and markets with extensive value for stakeholders.”

Cautionary Language
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Reverse stock split
The Company effected a 1-for-12 reverse stock split on December 3, 2015. The information provided for 2015, including the loss per share, has been adjusted on a pro-forma basis to reflect the reverse stock split for comparison.

Non-GAAP Financial Measures
Financial Results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”).  Management also uses non-GAAP measures to analyze the business.

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Earnings before interest, taxes, depreciation and amortization (EBITDA) is an alternate measure of cash utilization. The table below calculates Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss attributable to FuelCell Energy, Inc.

	Three Months Ended January 31,
(Amounts in thousands)	2016	2015
Net loss attributable to FuelCell Energy, Inc.	$(11,712)	$(4,066)
Depreciation	1,151	963
Provision for income taxes	105	40
Other (income)/expense, net (1)	(688)	(1,680)
Interest expense	845	664
EBITDA	$(10,299)	$(4,079)

(1)
Other income (expense), net includes gains and losses from transactions denominated in foreign currencies, changes in fair value of embedded derivatives, and other items incurred periodically which are not the result of the Company’s normal business operations.

EBITDA is a non-GAAP measure of financial performance and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities. This information is included to assist in the understanding of the results of operations on a comparative basis.

About FuelCell Energy
Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power at more than 50 locations worldwide.  With more than 300 megawatts of power generation capacity installed or in backlog, FuelCell Energy is a global leader in providing ultra-clean baseload distributed generation to utilities, industrial operations, universities, municipal water treatment facilities, government installations and other customers around the world.  The Company’s power plants have generated more than four billion kilowatt hours of ultra-clean power using a variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas.  For additional information, please visit www.fuelcellenergy.com, follow us on Twitter and view our videos on YouTube.

Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Conference Call Information
FuelCell Energy management will host a conference call with investors beginning at 10:00 a.m. Eastern Time on March 10, 2016 to discuss the first quarter 2016 results.  An accompanying slide presentation for the earnings call will be available at http://fcel.client.shareholder.com/events.cfm immediately prior to the call.

Participants can access the live call via webcast on the Company website or by telephone as follows:

•
The live webcast of this call will be available on the Company website at www.fuelcellenergy.com. To listen to the call, select ‘Investors’ on the home page, then click on ‘Events & presentations’ and then click on ‘Listen to webcast’

•	Alternatively, participants can dial 678-809-1045

The replay of the conference call will be available via webcast on the Company’s Investors’ page at www.fuelcellenergy.com approximately two hours after the conclusion of the call.

FUELCELL ENERGY FIRST QUARTER 2016 RESULTS PAGE 5

Contact:	FuelCell Energy, Inc. Kurt Goddard, Vice President Investor Relations 203-830-7494 ir@fce.com
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FUELCELL ENERGY, INC.
Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands, except share and per share amounts)

	January 31, 2016	October 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$76,944	$58,852
Restricted cash and cash equivalents - short-term	6,370	6,288
Accounts receivable, net	45,396	60,790
Inventories	60,276	65,754
Project assets	8,939	5,260
Other current assets	7,241	6,954
Total current assets	205,166	203,898

Restricted cash and cash equivalents - long-term	30,905	20,600
Long-term project assets	13,059	6,922
Property, plant and equipment, net	29,109	29,002
Goodwill	4,075	4,075
Intangible assets	9,592	9,592
Other assets, net	2,716	3,142
Total assets	$294,622	$277,231

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$1,957	$7,358
Accounts payable	14,604	15,745
Accrued liabilities	28,987	19,175
Deferred revenue	28,530	31,787
Preferred stock obligation of subsidiary	769	823
Total current liabilities	74,847	74,888

Long-term deferred revenue	22,582	22,646
Long-term preferred stock obligation of subsidiary	11,494	12,088
Long-term debt and other liabilities	29,640	12,998
Total liabilities	138,563	122,620
Redeemable preferred stock (liquidation preference of $64,020 at January 31, 2016 and October 31, 2015)	59,857	59,857
Total Equity:
Shareholders’ equity
Common stock ($.0001 par value; 39,583,333 shares authorized at January 31, 2016 and October 31, 2015; 28,104,525 and 25,964,710 shares issued and outstanding at January 31, 2016 and October 31, 2015, respectively)	3	3
Additional paid-in capital	947,933	934,488
Accumulated deficit	(850,385)	(838,673)
Accumulated other comprehensive loss	(727)	(509)
Treasury stock, Common, at cost (5,845 shares at January 31, 2016 and October 31, 2015)	(78)	(78)
Deferred compensation	78	78
Total shareholders’ equity	96,824	95,309
Noncontrolling interest in subsidiaries	(622)	(555)
Total equity	96,202	94,754
Total liabilities and equity	$294,622	$277,231

FUELCELL ENERGY FIRST QUARTER 2016 RESULTS PAGE 7

FUELCELL ENERGY, INC.
Consolidated Statements of Operations
Unaudited
(Amounts in thousands, except share and per share amounts)

	Three Months Ended January 31,
	2016	2015
Revenues:
Product sales	$25,073	$33,418
Service agreements and license revenues	6,320	3,871
Advanced technologies contract revenues	2,089	4,381
Total revenues	33,482	41,670

Costs of revenues:
Cost of product sales	24,389	30,348
Cost of service agreements and license revenues	6,851	3,568
Cost of advanced technologies contract revenues	2,408	3,740
Total cost of revenues	33,648	37,656

Gross (loss)/profit	(166)	4,014

Operating expenses:
Administrative and selling expenses	6,040	5,640
Research and development expenses	5,311	3,504
Total operating expenses	11,351	9,144

Loss from operations	(11,517)	(5,130)

Interest expense	(845)	(664)
Other income (expense), net	688	1,680

Loss before provision for income taxes	(11,674)	(4,114)

Provision for income taxes	(105)	(40)

Net loss	(11,779)	(4,154)

Net loss attributable to noncontrolling interest	67	88

Net loss attributable to FuelCell Energy, Inc.	(11,712)	(4,066)

Preferred stock dividends	(800)	(800)

Net loss to common shareholders	$(12,512)	$(4,866)

Loss per share basic and diluted
Basic	$(0.48)	$(0.20)
Diluted	$(0.48)	$(0.20)

Weighted average shares outstanding
Basic	26,246,271	23,798,744
Diluted	26,246,271	23,798,744